Exhibit 5.1

April 21, 2026

Surf Air Mobility Inc.

12111 S. Crenshaw Blvd.

Hawthorne, CA 90250

Ladies and Gentlemen:

We have acted as counsel to Surf Air Mobility Inc., a Delaware corporation (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form S-3 (No. 333-291485) (the “Registration Statement”) of 13,575,534 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) pursuant to the terms of (i) the securities purchase agreement dated April 20, 2026 between the Company and the purchasers party thereto and (ii) the stock purchase agreement dated April 20, 2026 between the Company and the purchasers party thereto (together, the “Purchase Agreements”). Such registration statement, as amended as of its most recent effective date (April 20, 2026), insofar as it relates to the Shares (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended), including the documents incorporated by reference therein, are herein called the “Registration Statement;” and the related prospectus dated November 19, 2025, included in the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Base Prospectus.”

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)
executed copies of the Purchase Agreements;
(b)
the Registration Statement;
(c)
the Base Prospectus;
(d)
copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to

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factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Company in the Purchase Agreement).

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued and paid for in accordance with the Purchase Agreements, will be validly issued by the Company and will be fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.

We hereby consent to the use of our name in the Final Prospectus Supplement under the heading “Legal Matters” as counsel for the Company that has passed on the validity of the applicable securities offered thereby and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated April 20, 2026. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By: /s/ J.T. Ho J.T. Ho, a Partner